Exhibit 14.1

Akili, Inc.

Code of Ethics

(Adopted on August 19, 2022)

A MESSAGE FROM OUR CEO

Akili is a leading digital medicine company pioneering the development of cognitive treatments through game-changing technologies. Our approach of leveraging technologies designed to directly target the brain establishes a new category of medicine – medicine that is validated through clinical trials like a drug or medical device, but experienced like entertainment. We can deliver on our promise to patients and fulfill our potential as a great company only by protecting our reputation which is built on trust and adherence to the highest ethical standards.

Our Code of Ethics outlines the guidelines that help us live our commitment to conduct business ethically. Please read, understand and live by our Code of Ethics as we work together to change patient care!

If you have a question about proper conduct and are not sure how to proceed, reach out to your supervisor, the Compliance Department or our Compliance Hotline. Akili leadership will address your concerns promptly and respectfully and you will never experience retaliation for reporting suspected misconduct.

Eddie

INTRODUCTION

The Akili Code of Ethics is our guide to delivering on our mission ethically by informing our decisions and actions. Our Code is designed to help promote:

•	a culture of honesty and accountability;

•	fair and accurate financial reporting;

•	compliance with applicable laws, rules and regulations; and

•	prompt internal reporting of violations of our Code.

Our Code applies to all members of the Akili workforce (Akili employees and contractors) and members of our Board of Directors. In addition, we expect our business partners who act as agents or representatives of Akili to conduct themselves in a manner consistent with this Code of Ethics when acting for or on behalf of Akili.

We must respect and obey all laws when carrying out responsibilities on behalf of Akili and refrain from illegal conduct. We have an obligation to be knowledgeable about specific laws, rules and regulations that apply to our areas of responsibility. If a law conflicts with a policy or this Code of Ethics, employees must comply with the law. Any questions as to the applicability of any law should be directed to the Compliance Department.

Our Code of Ethics is designed to link to the various policies, procedures, manuals and toolkits that support our Code of Ethics. These additional resources, including up to date policies, procedures, manuals and toolkits are available through our Akili intranet (“The Nexus”).

We have appointed our Senior Vice President and Chief Legal Officer, as our Compliance Officer.

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If you have a question about proper conduct and are not sure how to proceed, reach out to your supervisor, the Compliance Department or our Compliance Hotline. Akili leadership will address your concerns promptly and respectfully and you will never experience retaliation for reporting suspected misconduct.

ENFORCEMENT

Akili’s Board of Directors (the “Board”) or a committee of the Board is responsible for administering this Code of Ethics. The Board has delegated day-to-day responsibility for administering and interpreting the Code to the Compliance Officer. Failure to comply with this Code of Ethics may result in disciplinary action, up to and including termination. Moreover, employees who direct or approve of any conduct in violation of this Code of Ethics, or who have knowledge of such conduct but do not immediately report it, may also be subject to disciplinary action, up to and including termination of employment. A Board member who violates this Code of Ethics or directs or approves conduct in violation of this Code of Ethics shall be subject to such action as determined by the Board.

Furthermore, violations of some provisions of this Code of Ethics are illegal and may subject employees to civil and criminal liability.

REPORTING

If we know of or suspect a violation of this Code of Ethics, or of applicable laws and regulations (including complaints or concerns about accounting, internal accounting controls or auditing matters), or we have concerns about a situation that we believe does not reflect Akili’s culture and values, we should feel free to report it to our supervisor or the Compliance Department. We may also report concerns to our Compliance Hotline (anonymously or not) by phone at 855-222-3564 or online at www.lighthouse-servoces.com/akiliinteractive.

All reports will be kept confidential, to the extent practical, except where disclosure is required to investigate a report or mandated by law. Akili does not permit retaliation of any kind for good faith reports of violations or possible violations. If you feel you have experienced retaliation by making a report, or have witnessed retaliation against a fellow Akilian, you also need to report it. Retaliation for reporting a concern is itself a violation of our Code of Ethics.

Reported violations will be promptly and thoroughly investigated. As a general matter, the Board or a committee of the Board will oversee investigations of potential violations by Board members or executive officers, and the Compliance Officer will oversee investigations of potential violations by other members of the Akili workforce. We are expected to cooperate fully with any appropriately authorized investigation, whether internal or external, into reported violations. We should never withhold, tamper with or fail to communicate relevant information in connection with an appropriately authorized investigation.

In addition, we are expected to maintain and safeguard the confidentiality of an investigation to the extent possible, except as otherwise provided below or by applicable law. Making false statements to or otherwise misleading internal or external auditors, investigators, legal counsel, Akili representatives, regulators or other governmental entities may be grounds for immediate termination of employment or other relationship with Akili and may also be a criminal act that can result in severe penalties.

WAIVERS OF THIS CODE OF ETHICS

Waivers of compliance with this Code of Ethics for any Akili executive officer (which includes, without limitation, Akili’s principal executive, financial and accounting officers) or Board member must be approved in writing by the Akili Board, or if permitted, a committee of the Board. Waivers of compliance for any other member of the Akili workforce must be approved in writing by the Compliance Officer, the Board or, if permitted, a committee of the Board. Waivers of compliance for the principal executive officer, principal financial officer, principal accounting officer, controller, or any other persons performing similar functions at Akili will be promptly disclosed to shareholders if and as required by applicable law or the rules of the stock exchange on which the securities of Akili are listed, as applicable.

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AMENDMENT

Akili reserves the right to amend this Code of Ethics at any time, for any reason, subject to applicable laws, rules and regulations. All amendments to the Code must be approved by the Board and, if required, must be promptly disclosed to Akili’s shareholders in accordance with the United States securities law and Nasdaq rules and regulations.

ACKNOWLEDGMENT

Each of us must sign an acknowledgement form confirming that we have read this Code of Ethics and that we understand and agree to comply with its provisions. Signed acknowledgment forms will be kept in our personnel files. Failure to read this Code or to sign an acknowledgment form does not excuse us from the terms of this Code of Ethics.

We interact fairly and transparently with our patients, caregivers, healthcare providers and other business partners.

FAIR DEALING

We do not seek competitive advantages through illegal or unethical business practices. Statements regarding Akili’s products and services must not be untrue, misleading, deceptive or fraudulent. We deal fairly with our customers, service providers, suppliers, competitors, business partners and employees and do not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

SALES AND MARKETING PRACTICES

Our success depends on building confidence and trust with patients, healthcare providers, payers and customers. Our products should be marketed in accordance with all applicable laws and regulations. All marketing and advertising must be accurate and not misleading. Our FDA, and other applicable regulatory body, approved products should be promoted only for uses in the geographies for which they are approved and only for uses that are addressed in the approved product labeling or package insert, or as otherwise approved. Uses not approved by the FDA or other applicable regulatory body are considered “off-label” uses. Although healthcare providers may be permitted to prescribe or administer products for off-label uses, we may not promote our products for such uses.

We must be truthful in dealing with healthcare providers, caregivers and patients and we may not offer “remuneration” of any sort to any person to induce that person to purchase, order, prescribe, or recommend Akili products or services. “Remuneration” may include not only gifts and entertainment, but also research or other grants, honoraria, free goods, free services, meals, charitable donations, parties and other things of value, whether in cash or in kind, directly or indirectly. Discounts and rebates also are forms of remuneration and can be offered to customers only in specific circumstances. Prices of Akili products and services must be properly and accurately reported to the government and any statements to the government or claims made upon the government must be complete and accurate.

It may be acceptable for Akili to procure legitimate and needed services or goods from individuals or firms who are in a position to purchase Akili products. When doing so, we must not pay more than fair market value for such goods or services, as any amount over fair market value may be viewed as an improper form of remuneration. If Akili supports independent scientific or medical research, it should not improperly influence the outcome of the research in any way.

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COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Akili requires that all employees, officers and directors comply with all laws, rules and regulations applicable to Akili wherever it does business. We are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when we are uncertain about them.

If we become aware of the violation of any law, rule or regulation by Akili, whether by its officers, employees, directors, or any third party doing business on behalf of Akili, it is our responsibility to promptly report the matter to our supervisor or to the Compliance Officer. While it is Akili’s desire to address matters internally, nothing in this Code of Ethics should discourage us from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because they report any such violation, unless it is determined that the report was made with knowledge that it was false. This Code of Ethics should not be construed to prohibit us from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

FOREIGN CORRUPT PRACTICES ACT OF 1977 AND ANTI-BRIBERY LAWS

Bribery is never acceptable and could expose us and Akili to criminal prosecution. Akili has a “zero tolerance” policy and strictly prohibits all forms of bribery and corruption, regardless of whether they involve a public official or a private person. Bribery means providing anything of value to improperly obtain or retain business or otherwise secure an improper advantage or induce an illegal or unethical action. Bribery and corruption are antithetical to Akili’s commitment to operating with the utmost integrity and transparency and are also prohibited under the laws of most countries around the world, including pursuant to laws such as the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act of 2010. We should never give or accept anything with the intent to improperly influence an Akili business decision and should not permit an Akili third-party representative or their business partners to do something we are prohibited from doing ourselves. We should also review and understand applicable Akili policies and the customer’s rules before offering or providing any business courtesy and ensure that all business courtesies are properly recorded in accordance with Akili accounting and expense policies, with accurate descriptions of the transaction.

DOING BUSINESS WITH GOVERNMENTS

Our products and services may be used by governments across the world. We may also come into contact with government agencies and officials as part of routine requests to Akili for information, or in the context of government audits or investigations. Government customers and regulators have their own separate rules. US government employees are prohibited from accepting many types of gifts, gratuities or entertainment from private companies. We support these rules and we are expected to comply with the letter and spirit of their directives. Whenever we interact with government officials, we do so with the utmost integrity, transparency and truthfulness. Do not give, offer, promise or pay anything of value to any government or government official, anywhere in the world with the purpose or intent of improperly obtaining or retaining business or take any government employee to lunch or dinner unless the government employee pays for their meal. We also should not hire or employ any individual or entity that has been excluded from any federal healthcare program.

If we fail to approach our interactions with governments with integrity, we can face civil and criminal penalties, be banned from future government procurement opportunities and incur prison sentences and reputational damage. We should contact the Compliance Officer if one receives investigation, audit, and similar requests by government officials and agencies.

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PRODUCT AND SERVICE REGULATORY COMPLIANCE

We produce and deliver safe and effective products and services that people trust. We comply with the licenses and approvals we obtain from government agencies to promote, sell and import our products and services. If anyone is involved in product or service design, launch or on-market support of our products or services, they should become familiar with our regulatory and quality policies and procedures. We should also promptly report any customer concerns about the quality of our products or services to the applicable customer support organization.

TRADE COMPLIANCE

We comply with all applicable import, export, and trade control laws and regulations in every jurisdiction in which we conduct our business. These laws apply to the shipment or transmission of goods, services and technology (including emails, distribution of source code and software, web access, carrying items by hand and verbal communications) across national borders.

Violation of these laws can result in government investigations, fines, loss of business and negative publicity for Akili. Following these laws using good import and export practices ensures that our products and services move efficiently around the globe and get where they need to be. A number of countries maintain controls on the export of hardware, software and technology. Some of the strictest export controls are maintained by the United States against countries and certain identified individuals or entities that the U.S. government considers unfriendly or as supporting international terrorism.

These controls include sanctions and embargoes that restrict activities including exports, monetary payments, travel and the provision of services to certain individuals, companies and countries; international boycotts not sanctioned by the US government that prohibit business activity with a country, its nationals or targeted companies; and imports of products that are subject to the importing country’s customs laws and regulations, which apply regardless of the mode of transportation, including courier shipments and carrying by hand. We also do not partake or participate in a prohibited boycott, which is a refusal to do business with a certain country, unless approved by the US government.

If we become aware of any information suggesting that Akili has or may in the future engage in a transaction that could violate applicable economic sanctions, or receive a request to participate in a boycott, we should report this information to the Compliance Officer immediately. In addition, please consult Akili’s Legal Department in relation to any proposed export of Akili products or services.

COMPETITION LAWS

Competition or antitrust laws are designed to foster competitive markets and prohibit activities that unreasonably restrain trade. In general, actions taken in combination with another company that unreasonably reduce competition may violate competition laws. Certain types of agreements with competitors (including, but not limited to, agreements on prices and output) are always illegal and may result in criminal penalties such as prison terms for the individuals involved and large fines for the companies involved. In addition, unilateral actions by a company with market power in the sale or purchase of a particular good or service may violate competition laws if those actions unfairly exclude competition.

We are dedicated to complying with competition laws and should always act in a way that supports more choice in products, better service and fair prices for patients and customers. Any activity that undermines this commitment is unacceptable including, without limitation, (i) discussing with a competitor any nonpublic information regarding pricing, bids, terms of sales, costs, market share, markets, territories or customers of Akili or any competitor or (ii) dictating or attempting to control prices to be charged by competitors or distributors of our products (including prices or other terms of sale set by our distributors). The laws governing this area are complex, and employees should reach out to the Compliance Officer before taking any action that may implicate competition.

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We respect and protect the well-being of our employees.

FAIR EMPLOYMENT PRACTICES

We strive to maintain a work environment in which all individuals are treated with respect and dignity. Every individual has the right to work in a professional atmosphere that promotes equal employment opportunities and where discriminatory practices, including harassment, are prohibited.

We treat all colleagues in a respectful manner and forge working relationships that are free of bias, prejudice and harassment. Akili prohibits discrimination against, or harassment of, any team member or candidate (including with respect to employment-related decisions) on the basis of race, religion or religious creed (including religious dress and grooming practices), color, ethnic or national origin, sex (including pregnancy, childbirth, breastfeeding or related medical conditions), nationality, national origin, ancestry, immigration status or citizenship, age, physical or mental disability, medical condition (including genetic information or characteristics, or those of a family member), military service or veteran status, marital status or family care status, sexual orientation, family medical leave, gender (including gender identity, gender expression, transgender status or sexual stereotypes), political views or activity, status as a victim of domestic violence, sexual assault or stalking, or any other basis or classification protected by applicable federal, state or local law.

Any observation of discrimination or harassment should be reported to the Compliance Officer and there shall not be any retaliation against anyone who makes such a report in good faith.

HEALTH, SAFETY AND ENVIRONMENT

Akili is committed to the health and safety of our employees in the work environment and its policies and procedures are designed to create a safe and healthy workplace, and to comply with all applicable laws and regulations. We should report any known or suspected health or safety concern to our Compliance Hotline.

We avoid conflicts of interest.

We must act and behave in Akili’s best interests and not based on personal relationships or benefits. A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with Akili’s interests. Conflicts of interest can arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that can make it difficult for them to perform the responsibilities of their position objectively or effectively in Akili’s best interests. Conflicts of interest can also occur when a director, officer or employee or their immediate family member receives some personal benefit (whether improper or not) as a result of the director’s, officer’s or employee’s position with Akili. Each individual’s situation is different and in evaluating their own situation, a director, officer or employee will have to consider many factors.

Any material transaction, responsibility, obligation, or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer, who may notify the Board or a committee of the Board as the Compliance Officer deems appropriate. Actual or potential conflicts of interest involving a director or executive officer other than the Compliance Officer should be disclosed directly to the Compliance Officer. Actual or potential conflicts of interest involving the Compliance Officer should be disclosed directly to the Chief Executive Officer.

To avoid any actual or potential conflict of interest, we should not: (i) conduct business on behalf of Akili with family members or an organization with which a family member is associated, unless the business relationship has been disclosed to and authorized by Akili and is a bona fide arms-length transaction; (ii) hire, promote or directly supervise a family member; (iii) accept an officer, consulting or board positions with an outside business while employed by Akili unless they first obtain approval from our supervisor and the Compliance Officer beforehand; (iv) misuse or inappropriately use for personal benefit any Akili facilities, intellectual property, office equipment, software applications, email or other company

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resources; (v) accept gifts or other benefits of more than nominal value from suppliers, customers, competitors or others, especially when you are making decisions about them on behalf of Akili; or (vi) have any undisclosed material financial interest in a competitor, supplier, customer or business partner of Akili.

We should fully and promptly disclose in writing to our supervisor all activities, financial interests or relationships that could present a conflict of interest. We should also promptly disclose to the Compliance Officer any significant relationship (e.g., domestic partner, dating or romantic relationship) with an Akili vendor or competitor employee, director or contractor as such relationships can create an actual or apparent conflict of interest and may require changes to work arrangements. We should consult with our supervisor or the Compliance Officer if we have any questions about a potential conflict.

We protect the privacy and security of information and data entrusted to us.

PRIVACY

We respectfully handle the personal information we collect from our employees, patients, healthcare providers, suppliers and other business partners as part of our routine business operations. We acquire and retain only personal information necessary for effective business operations and we store, access and transfer that personal information in compliance with the laws of the jurisdictions in which we operate. Personal information broadly refers to any information that identifies or relates to an identifiable person. Akili limits access to personal information only to those of us who need such access to do our jobs and we should not disclose such personal information to any third party. We also should only access, store and transmit personal information as needed and authorized to do our job and at all times keep such personal information secure. Akili’s policies with respect to public disclosure of internal matters are described more fully in Akili’s Corporate Communications Policies and Procedures, which are available on The Nexus.

SECURITY AND CYBERSECURITY

We protect the security of our people, workplaces, data, operations and environment. Each of us is responsible for protecting Akili workplaces, data, operations and environment from unauthorized access and use. Akili deploys many technical measures to keep our environment safe, but we all play a role in keeping Akili secure. We should remain vigilant about potential unauthorized access to our physical locations and systems and also be suspicious of strange email requests; do not open any links within but rather attach the message to an email and send to security@akiliinteractive.com (this includes “phishing”, e.g., emails from sources with bad intent that are masquerading as familiar colleagues, business associates or partners). We should report any actual or suspected loss, theft or improper use of or access to Akili systems or information to security@akiliinteractive.com.

We protect the assets and reputation of Akili and fulfill our responsibilities to our shareholders.

BUSINESS AND FINANCIAL RECORDS

We are responsible for the truthfulness, accuracy and completeness of our business and financial records in order to make responsible business decisions and to comply with reporting and recordkeeping requirements. We are required to keep many records and to make many submissions and reports to government agencies. False statements or misrepresentations in such records, submissions, or reports, or in oral statements to a government investigator could be a basis for civil and criminal action against Akili and the individuals involved.

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We must maintain Akili’s books, records, accounts and financial statements in reasonable detail, and ensure that they conform to our system of internal controls and reflect the related matters accurately, fairly and completely.

We must carefully and properly account for all Akili assets and disburse Akili funds and other property only with appropriate and adequate supporting documentation and authorization. No funds or assets that are not clearly disclosed in Akili’s books and records may be maintained for any purpose. No payments or gifts may be received or made on behalf of Akili for any purpose other than that described by the supporting documents and records maintained by Akili. We should never knowingly misrepresent, or cause others to misrepresent, facts about Akili to others, whether within or outside of Akili (including to our independent auditors, governmental regulators and self-regulatory organizations). We should also promptly notify our supervisor or the Compliance Officer of financial and non-financial information that may be material to Akili.

PROTECTION OF AKILI PROPERTY AND CONFIDENTIAL INFORMATION

We protect and respect the appropriate use of Akili assets, including physical assets such as facilities, computers, smart devices and networks; intellectual property assets such as know-how, trade secrets, patents, trademarks and copyrights; and confidential information regarding such information and data such as our technologies, clinical data and analysis, algorithms, products under development, employee records, financial information, customer names and other similar types of information or data.

In carrying out Akili’s business, we may learn confidential or proprietary information about Akili, our customers, suppliers or business partners. Confidential or proprietary information of Akili, and of other companies, includes any non-public information that would be harmful to the relevant company or useful to competitors if disclosed.

We must maintain the confidentiality of information about Akili and other companies entrusted to us by Akili, use the information only for permissible business purposes and in accordance with any restrictions imposed by the disclosing party, and limit dissemination of the confidential information, both inside and outside Akili, to people who need to know the information for business purposes and who are bound by similar obligations of confidentiality, unless disclosure is authorized or legally mandated. This prohibition applies particularly to inquiries concerning Akili from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of Akili must be made only by Akili’s authorized spokesperson. If we receive any inquiries of this nature, we must decline to comment and refer the inquirer to our supervisor or one of Akili’s authorized spokespersons. Akili’s policies with respect to public disclosure of internal matters are described more fully in Akili’s Corporate Communications Policies and Procedures, which are available on The Nexus.

We also must abide by any lawful obligations that we have to our former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at Akili and non-competition obligations.

The obligation to protect confidential information does not end when we leave Akili. Any questions about whether information is confidential should be directed to the Compliance Officer.

Any suspected incident of fraud or theft should be reported immediately to your supervisor or the Compliance Officer for investigation.

CORPORATE OPPORTUNITIES

Directors, officers and employees owe a duty to Akili to advance its legitimate business interests when the opportunity to do so arises. Each employee, officer and director is prohibited from: (i) diverting to himself or herself or others any

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opportunities that are discovered through the use of Akili’s property or information or as a result of his or her position with Akili unless that opportunity has first been presented to, and rejected by, Akili; (ii) using Akili’s property or information or his or her position for improper personal gain; or (iii) competing with Akili.

INSIDER TRADING

We may at some point in our work have access to material, nonpublic information (or “inside information”) about Akili or other companies, including our suppliers and customers, as a result of their relationship with Akili. Using inside information about Akili or other companies for our personal benefit or providing this information to others is prohibited and may be a violation of US federal securities laws. To help ensure that we do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, Akili has adopted an Insider Trading Policy, which is distributed to employees and is also available on The Nexus.

POLITICAL ACTIVITIES

Akili does not make contributions to political candidates or political parties except as permitted by applicable laws. Directors, officers and employees may not, without the approval of the Compliance Officer, use any Company funds for political contributions of any kind of any political candidate or holder of any national, state or local government office.

We engage in political activity only as private citizens and not as representatives of Akili. An employee’s personal lawful political contribution or other support, or decision not to make a contribution or other support, will not influence the employee’s compensation, job security or opportunities for advancement.

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ACKNOWLEDGMENT

CODE OF ETHICS

•	I acknowledge that I have received and read Akili’s foregoing Code of Ethics.

•

I acknowledge that I understand the standards, policies and procedures contained in the Code of Ethics and understand that there may be additional standards, policies, procedures and laws relevant to my position.

•	I agree to comply with the Code of Ethics.

•

I acknowledge that if I have questions concerning the meaning or application of the Code of Ethics, any Akili policies or the legal or regulatory requirements applicable to my position, it is my responsibility to seek guidance from my supervisor or the Compliance Officer.

•	I acknowledge that neither this Acknowledgment nor the Code of Ethics is meant to vary or supersede the regular terms and conditions of my employment by Akili or to constitute an employment contract.

Please review, sign and return this form to the Compliance Officer.

Print Name

Signature

Date

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